UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 30, 2007

_______________

RENTRAK CORPORATION

(Exact name of registrant as specified in charter)

Oregon

(State or other jurisdiction of incorporation)

0-15159 (Commission File Number)	93-0780536 (IRS Employer Identification No.)

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon	97220
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:

(503) 284-7581

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Ken Papagan

On April 30, 2007, the Board of Directors of Rentrak Corporation ("Rentrak") appointed Ken Papagan as President and Chief Strategy Officer of Rentrak. In this position, Mr. Papagan will act as the principal strategic planning officer for Rentrak.

Prior to his appointment as President and Chief Strategy Officer, Mr. Papagan served as Rentrak's Executive Vice President, New Business and Strategic Planning since joining Rentrak in November 2002. Mr. Papagan previously served as president of Delmar Media.Net, a digital media consulting firm. From 1997 to 2001, he held several positions with iXL Inc., an internet consulting firm. Mr. Papagan has worked in the media and entertainment industries for nearly 30 years and is 55 years old.

The terms of Mr. Papagan's current employment agreement, including his annual base salary of $300,000, remain unchanged. A more complete description of the terms of Mr. Papagan's current employment agreement is contained in the Form 8-K Rentrak filed on February 26, 2007, and is incorporated herein by reference.

Mark L. Thoenes

On May 1, 2007, Rentrak Corporation ("Rentrak") entered into an employment agreement effective January 1, 2007, with Mark L. Thoenes as Executive Vice President and Chief Financial Officer.

General Terms

The agreement provides for:

•             An initial term expiring December 31, 2007, with (a) automatic renewal for successive one-year periods unless Rentrak gives notice of nonrenewal by a specified date each year and (b) automatic extension for an additional two years if a change in control occurs during the term of the agreement.

•	An annual base salary of $255,000, beginning January 1, 2007.

•              Opportunities to receive annual bonus compensation based on net income of Rentrak and satisfaction of predetermined performance criteria approved by Rentrak's Compensation Committee.

•             Receipt of awards under Rentrak's 2005 Stock Incentive Plan as determined in the discretion of the Compensation Committee.

•	Severance payments as described below.

Severance During Term of Agreement

If Mr. Thoenes dies or becomes disabled during the term of the agreement, he or his estate will be entitled to accrued base salary and other employee benefits through the date of termination of employment. If Mr. Thoenes is terminated during the term of the agreement and before a change in control of Rentrak occurs, by Rentrak without cause or by Mr. Thoenes for good reason, in addition to the benefits payable as described in the preceding sentence, Mr. Thoenes will be entitled to receive severance payments in the amount of his monthly base salary during a severance period of (a) three months for each full four years of continuous service, (b) nine months, or (c) the remaining term of the agreement, whichever is longest. Medical benefits will also be continued during this period. If employment is terminated during the term of the agreement and after a change in control of Rentrak occurs, either without cause or for good reason, Mr. Thoenes will be entitled to receive a lump sum payment equal to two times his then-current annual base salary and average annual bonus amount, subject to reduction if his resulting after-tax benefit would be larger due to the effect of the excise tax on excess parachute payments. He will also be entitled to continuation of medical benefits for two years. No severance benefits are payable if employment is terminated by Rentrak for cause or voluntarily by Mr. Thoenes other than for good reason. The terms "cause," "good reason," and "change in control" are defined in the agreement.

Severance After Term of Agreement

The agreement also provides for continuation of medical benefits and for severance payments in the event employment is terminated by Rentrak without cause, or by Mr. Thoenes with good reason, after expiration of the term. The total amount of the severance payments will equal Mr. Thoenes's monthly base salary then in effect times (a) three months for each full four years of continuous service or (b) nine months, whichever is longer.

The above summary description of the employment agreement is qualified in its entirety by the full text of the agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits:

The following exhibit is filed with this Form 8-K:

10.1	Employment Agreement between Rentrak Corporation and Mark L. Thoenes effective January 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RENTRAK CORPORATION
Dated: May 4, 2007	By:	/s/ Mark L. Thoenes
Mark L. Thoenes Executive Vice President and Chief Financial Officer